Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT

THIS SEPARATION AND TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of this 16 th day of July 2010 (the “Effective Date”), by and between Zep Inc., a Delaware corporation (the “Company”), and C. Francis Whitaker III, an individual (the “Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed by the Company and serves as the Company’s Vice President, General Counsel and Secretary, and as a director of each of the Company’s subsidiaries; and

WHEREAS, the parties have reached a mutual agreement regarding the cessation of Executive’s employment with the Company; and

WHEREAS, the parties previously entered into that certain Severance Agreement dated as of December 31, 2008 (the “Prior Severance Agreement”), and that certain Change in Control Agreement dated as of December 31, 2008 (the “Change in Control Agreement”); and

WHEREAS, the parties now desire to amend and terminate the Prior Severance Agreement and the Change in Control Agreement, and to provide, pursuant to the provisions of this Agreement, for a Continuing Employment Period (as defined below), at which time Executive’s employment with the Company will terminate and, subject to the terms and conditions of this Agreement, Executive will be eligible for the severance benefits provided for herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, it is agreed as follows:

1.        Amendment and Termination of Prior Severance Agreement and Change in Control Agreement.

(a)        Amendment and Termination.    Pursuant to the provisions of Section 6.7 of the Prior Severance Agreement and Section 14 of the Change in Control Agreement, the parties hereby agree to amend each of the Prior Severance Agreement and the Change in Control Agreement to eliminate the two-year notice of termination provision in Section 1 of each of the Prior Severance Agreement and the Change in Control Agreement, and to terminate the Prior Severance Agreement and the Change in Control Agreement, effective concurrently with the Effective Date of this Agreement, such that, except as provided in Section 1 (b) below, effective immediately, the Prior Severance Agreement and the Change in Control Agreement shall cease to exist and shall have no further force or effect whatsoever.

(b)        Continuation and Reconfirmation of Restrictive Covenants.    Notwithstanding the foregoing, the parties agree that the confidentiality, non-solicitation and non-competition covenants provided for in Section 5 of the Prior Severance Agreement shall continue in full force and effect in accordance with their terms, and Executive hereby expressly reconfirms, acknowledges and agrees to such provisions, which are hereby incorporated in full by reference in this Agreement.

2.        Continued Employment Period; Transition Services.

(a)        Relinquishment of Officer and Director Positions; Continuing Employment Period and Separation from Service.    Executive hereby relinquishes and resigns from each of his positions as Vice President, General Counsel and Secretary of the Company and any/all of its subsidiaries, and as a director of the Company’s subsidiaries, effective immediately as of the Effective Date of this Agreement. From and after the Effective Date, Executive shall not serve the Company or any of its subsidiaries in an officer or director capacity. However, Executive and the Company agree that Executive shall continue to serve the Company as an employee through the close of business on November 15, 2010. Upon the expiration of the Continuing Employment Period, Executive’s employment with the Company shall terminate. For purposes of this Agreement, the last day of the Continuing Employment Period shall be referred to herein as Executive’s “Separation from Service Date”.

(b)        Duties During Continuing Employment Period.    Throughout the Continuing Employment Period, Executive shall continue to report to the Chief Administrative Officer of the Company, and shall perform such tasks and services as he may be called upon to perform from time to time, including without limitation, assisting in the transition of Executive’s successor.

(c)        Compensation and Benefits During Continuing Employment Period.    During the Continuing Employment Period, Executive shall be entitled to receive a base salary equal to his current base salary, which shall continue to be payable pursuant to the Company’s normal payroll periods and policy. Additionally, Executive shall, during the Continuing Employment Period, be entitled to participate in all of the Company’s employee benefit plans for which he is eligible by virtue of his status as an employee of the Company; provided, however, that Executive shall not receive any additional awards under the Company’s 2010 Omnibus Incentive Plan.

3.        Severance Benefits.    Subject to, and contingent upon: (i) Executive carrying out his assigned tasks and duties throughout the Continuing Employment Period to the reasonable satisfaction of the Company; and (ii) Executive’s timely execution of the Release provided for and defined in Section 4 hereof, Executive shall be entitled to the following severance benefits upon the termination of his employment on the Separation from Service Date:

(a)        Cash Severance Payment.    Executive shall receive a single lump sum cash severance payment equal to $192,086.00, which payment shall, subject to Executive’s satisfaction of the contingencies provided for above, be made on December 17, 2010.

(b)        COBRA Coverage.    Executive shall be eligible to elect continuation healthcare coverage in accordance with and subject to the provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). Executive will be responsible for timely electing COBRA coverage and for paying the full amount of the required COBRA premiums.

(c)        Other Benefits.    Except as expressly provided herein, all other fringe benefits provided to Executive as a regular, full time employee of the Company shall cease on his Separation from Service Date, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive in accordance with the normal terms of such benefits. Except as expressly provided herein, for all other employee benefit plans and programs sponsored by the Company, Executive’s employment shall be treated as terminated on his Separation from Service Date, and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, that in no event will Executive be entitled to severance payments or benefits under any other plan, policy, program or agreement (including, without limitation, the Prior Severance Agreement).

(d)        Code Section 409A.    Nothing in this Agreement is intended to provide for the deferral of compensation within the meaning of Code section 409A. All payments and benefits provided for herein are intended to satisfy the short-term deferral exemption under Treas. Reg. section 1.409A-1(b)(4) and/or the separation pay exemption under Treas. Reg. section 1.409A-1(b)(9).

4.        Release of Claims.    To be entitled to the severance benefits provided in Section 3 of this Agreement, Executive must, following his Separation from Service Date, timely execute, and not revoke, the General Release of Claims in the form attached hereto as Exhibit “A” (the “Release”). If the Release is not properly executed by Executive and delivered to the Company within the time periods specified in the Release, the Company’s obligations under this Agreement will terminate, and Executive shall have no right to any of the severance benefits, other than continuation coverage under and subject to the provisions of COBRA, and any vested rights that Executive may have under any employee benefit plan of the Company.

5.        Miscellaneous.

(a)        No Obligation to Mitigate.    Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Separation from Service Date or otherwise with respect to benefits coverages.

(b)        Successors; Binding Agreement.    This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)        Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	Zep Inc.
Attention: Chief Administrative Officer
1310 Seaboard Industrial Boulevard, N.W.
Atlanta, GA 30318

If to Executive:	To his last known address on file with the Company

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(d)        Provisions Severable.    If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(e)        Waiver.    Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(f)        Amendments and Modifications.    This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)        Entire Agreement.    The terms of this Agreement (including the provisions incorporated herein pursuant to Section 1(b) hereof), together with Exhibit A attached hereto, set forth and comprise the entire agreement between the parties with respect to the subject matter hereof, and replace and supersede any and all other agreements (whether oral or written) with respect thereto.

(h)        Governing Law.    The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Executive:

/s/ C. Francis Whitaker III
C. Francis Whitaker III

Zep Inc.

By:	/s/ Robert P. Collins
Robert P. Collins

EXHIBIT A

TO

SEPARATION AND TRANSITION AGREEMENT

BETWEEN C. FRANCIS WHITAKER III AND ZEP INC.

GENERAL RELEASE OF CLAIMS

a)	Released Claims: The undersigned Executive of Zep Inc. (the “Company”), having entered into that certain Zep Inc. Separation and Transition Agreement dated (the “Agreement”), which Agreement is expressly incorporated herein by reference, hereby enters into the following General Release effective as of the date listed below. This General Release must be executed and returned to Zep Inc., without modification, within thirty (30) days of the date of the termination of Executive’s employment in order for Executive to receive any of the compensation and benefits set forth in Section 4 of the Agreement.

Executive hereby irrevocably and unconditionally fully and finally releases, acquits and forever discharges all the claims described herein that he may now have against the Released Parties listed in Section (b), below, except that he is not releasing any claim that relates to: (1) his right to enforce this General Release; (2) any rights or claims that arise after the execution of this General Release; or (3) any rights or claims that he cannot lawfully release. Subject only to the exceptions just noted, Executive is releasing any and all claims, demands, actions, causes of action, liabilities, debts, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, suspected or unsuspected, accrued or unaccrued, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which he now has, may have had at any time in the past, or may have at any time in the future arising or resulting from, or in any matter incidental to, any and every matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of this General Release. Executive understands that the claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; Georgia anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

Exhibit A-1

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.

Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section (a), above, of this General Release): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Executive’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Executive is releasing.

b)	Released Parties: The Released party/parties is/are Zep Inc., all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (hereinafter the “Released Parties”).

c)

Unknown Claims: Executive understands that he is releasing the Released Parties from claims that he may not know about as of the date of the execution of this General Release, and that is his knowing and voluntary intent even though Executive recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this General Release. Nevertheless, Executive is expressly assuming that risk and agrees that this General Release shall remain effective in all respects in any such case. Executive expressly waives all rights he might

Exhibit A-2

have under any law that is intended to protect his from waiving unknown claims Executive understands the significance of doing so. If Executive resides in California, Executive hereby expressly waives the provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by his must have materially affected his settlement with the debtor.” Moreover, this Release does not extend to those rights which, as a matter of law, cannot be waived, including but not limited to, unwaivable rights that Executive may have under the California Labor Code.

d)	Ownership of Claims: Executive represents and warrants that he has not sold, assigned or transferred any claim he is purporting to release, nor has he attempted to do so. Executive expressly represents and warrants that he has the full legal authority to enter into this General Release for himself and his estate, and does not require the approval of anyone else.

e)	Pursuit of Released Claims: Executive represents that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this General Release purports to waive, and he promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Executive agrees to waive his right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his behalf, either individually or as part of any class or collective action.

f)	FMLA and FLSA Rights Honored: Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Executive has no pending request for FMLA leave with Employer; nor has Employer mistreated Executive in any way on account of any illness or injury to Executive or any member of Executive’s family. Executive further acknowledges that he has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

g)

ADEA Release Requirements Have Been Satisfied: Executive understands that this General Release has to meet certain requirements to validly release any ADEA claims Executive might have had, and Executive represents and warrants that all such requirements have been satisfied. Executive acknowledges that, before signing this General Release, he was given at least twenty-one (21) days to consider this General Release. Executive further acknowledges that: (1) he took advantage of as much of this period to consider this General Release as he wished before signing it; (2) he carefully read this General Release; (3) he fully understands it; (4) he entered into this General Release knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this General Release is in writing and is understandable; (6) in this General Release, Executive waives current ADEA claims; (7) Executive has not waived future ADEA claims; (8) Executive is receiving valuable consideration in exchange for execution of this General Release that he would not otherwise be entitled to receive such consideration; and (9) Employer encourages Executive in writing

Exhibit A-3

to discuss this General Release with his attorney (at his own expense) before signing it, and that he has done so to the extent he deemed appropriate.

h)	Revocation: For a period of at least seven (7) days following the execution of this General Release, Executive may revoke this General Release. If Executive wishes to revoke this General Release in its entirety, he must make a revocation in writing which must be delivered by hand or confirmed facsimile before 5:00 p.m. of the seventh day of the revocation period to the General Counsel of Zep Inc. at 1310 Seaboard Industrial Boulevard, Atlanta, Georgia 30318, otherwise the revocation will not be effective. If Executive timely revokes this General Release, Employer shall retain payments and benefits otherwise payable to Executive under the Agreement.

i)	Access to Independent Legal Counsel; Knowing and Voluntary Execution: EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS GENERAL RELEASE. EXECUTIVE FURTHER ACKNOWLEDGES THAT, IF DESIRED, HIS LEGAL COUNSEL HAS REVIEWED THIS GENERAL RELEASE, THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS GENERAL RELEASE AND THAT EXECUTIVE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EXECUTIVE HAS CAREFULLY READ THIS GENERAL RELEASE AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, Executive has executed this General Release on the date set forth below.

Date	Signature of Executive

C. FRANCIS WHITAKER III

Exhibit A-4